SUB-ITEM 77D: Policies with respect to security investments

Describe any material change which has occurred in the investment policy of the registrant with respect to each of the following matters that has not been approved by shareholders.

(a)	The type of securities (e.g., bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security;

Investment strategy change set forth in the Registrant's prospectus dated September 25, 2017
1.	JNL/Mellon Capital MSCI World Index Fund (formerly, JNL/Mellon Capital Global 30 Fund)

Effective September 25, 2017, the Fund invests, under normal circumstances, at least 80% of its assets in the stocks included in the MSCI World Index or derivative securities economically related to the MSCI World Index.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

Any other investment policy set forth in the registrant's charter, by-laws or prospectus.